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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

      This Employment Agreement ("Agreement") is made and entered into on this 1st day of October, 2003 ("Effective Date") by and between Kona Grill, Inc., a Delaware corporation (the "Company"), and Jason J. Merritt (hereinafter, the "Executive").

                                    RECITALS

      A. The Executive is highly knowledgeable regarding the business and affairs of the Company, its policies, methods and personnel, and is currently employed as the Vice President of the Company.

      B. The Board of Directors of the Company (the "Board") recognizes that the Executive has contributed to the growth of the Company, and desires to assure the Executive of continued employment.

      C. The Executive is willing to make his services available to the Company and on the terms and conditions hereinafter set forth.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

      1.    Employment Duties.

            1.1 During the Term of Employment under this Agreement ("Term of Employment"), the Executive shall serve as Chief Operating Officer of the Company, shall faithfully and diligently perform all services as may be assigned to him by the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and promote the interests of the Company.

      2.    Term.

            2.1   Initial Term. The initial term of this Agreement shall be five
(5) years, commencing on the Effective Date, unless sooner terminated in accordance with Section 5 hereof ("Initial Term").

            2.2 Renewal Terms. At the end of the Initial Term, the Term of Employment automatically shall renew for successive one (1) year terms ("Renewal Term"), subject to earlier termination as set forth herein.

      3.    Compensation.

            3.1 Base Salary. During the Executive's first year of employment under this Agreement, the Executive shall receive a base salary at the annual rate of $175,000 (the "Base

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Salary") retroactive to October 1, 2003, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. Thereafter, the Base Salary shall be reviewed, at least annually, by the Board for merit increases and shall increase on October 1, 2004, to $200,000 per annum. At no time after October 1, 2004, shall Executive's Base Salary fall below $200,000.

            3.2   Bonuses

                  a. During each year of the Term of Employment, the Executive shall be eligible to receive discretionary bonuses in annual amounts as determined by the Board in its sole discretion. For the calendar year ending December 31, 2003, Executive shall receive a bonus payable by April 1, 2004, which shall consist of (i) a performance bonus to be determined by the Company's Board in its sole discretion plus (ii) an additional amount ("Stock Grant Tax Amount") equal to the full amount of federal, state and local income taxes and any associated interest, penalties and other additions to tax payable by Executive on account of the stock grant contemplated in Section 4.2(a) of this Agreement so that after grossing up all payments for the Stock Grant Tax Amount payable by Executive on account of the receipt of the Stock Grant Tax Amount under this Section 3.2(a) the Executive will be in the same economic position that he would have been if the stock grant contemplated in Section 4.2(a) of this Agreement had not occurred. To the extent any taxing authority later determines that the Stock Grant Tax Amount is greater than originally reported by Executive, the Company shall, within ten (10) days after Executive delivers a written request for reimbursement, pay Executive all such additional amounts payable by Executive to such taxing authorities on a grossed-up basis as contemplated by this Section 3.2(a).

                  b. For the Bonus Period in which the Executive's employment with the Company terminates for any reason, the Company shall pay the Executive a pro rata portion (based upon the period ending on the date on which the Executive's employment with the Company terminates) of the annual bonus otherwise payable under Section 3.2(a) for the Bonus Period in which such termination of employment occurs; provided, however, that the Bonus Period for purposes of this Section 3.2(b) shall be deemed to end on the last day of the fiscal quarter of the Company in which the Executive's employment so terminates.

                  c. The Executive shall receive such additional bonuses, if any, as the Board may in its sole and absolute discretion determine.

                  d. Any bonuses payable pursuant to this Section 3.2 are sometimes hereinafter referred to as "Incentive Compensation." Each period for which Incentive Compensation is payable under the Agreement is sometimes hereinafter referred to as a Bonus Period. Unless otherwise specified by the Board or provided under this Agreement, the Bonus Period shall be the fiscal year of the Company.

      4.    Benefits and Expense Reimbursement.

            4.1 Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, vision, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans

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as are presently and hereinafter offered by the Company to its executive personnel, including pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans.

            4.2   Stock Grant and Stock Options.

                  a. Stock Grant. Upon the execution of this Agreement by the parties hereto, the Company shall grant Executive 40,000 shares of Company's Common Stock. For purposes of this Section 4.2(a), the Company acknowledges and agrees that the fair market value of the Company's Common Stock on the date of this Agreement is $1.20 per share. The shares of the Company's Common Stock granted to Executive under this Section 4.2(a) shall be subject to certain restrictions as defined from time to time by the Company in its sole discretion.

                  b. Stock Options. Upon the execution of this Agreement by the parties hereto, the Company shall grant Executive Three Hundred Thousand (300,000) stock options (the "Stock Options") to purchase Common Stock of the Company under (and therefore subject to all terms and conditions of) the Company's 2002 Stock Plan as attached hereto as Exhibit A (the "Company's Stock Plan") at an exercise price equal to the current fair market value per share of the Company's Common Stock which is $1.20 per share. The Stock Options will be granted as incentive stock options to the extent possible under the Company's Stock Plan and applicable law. Sixty Thousand (60,000) Stock Options shall vest upon each anniversary date of this Agreement provided, however, upon the occurrence of a Change in Control, all unvested Stock Options shall vest immediately. All or any portion of the vested Stock Options may be exercised at any one or more times by the Executive during the Term of Employment and for a period of twelve (12) months following the Term of Employment. The Stock Options shall be granted pursuant to certain restrictions as defined from time to time by the Company in its sole discretion.

            4.3 Vacation. The Executive shall be entitled to three (3) weeks of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may not be carded forward into any succeeding calendar year. Any earned but unused vacation time will be paid out to Executive at the time of his termination.

            4.4 Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to the Company's general policies, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by Executive during the Term of Employment in the course of and pursuant to the business of the Company.

            4.5 Life Insurance. Executive agrees to cooperate with the Company in obtaining all life insurance as the Board or any lender deems necessary.

            4.6 Directors & Officers Insurance. At all times during the Term of Employment, Executive shall be considered an officer of the Company and shall be covered by D&O

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Insurance, or any other similar type of insurance, that provides coverage for the Executive's acts or omissions undertaken during the course and scope of his employment.

      5.    Termination.

            5.1 Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment for Cause as defined below. For purposes of this Agreement, the term "Cause" shall mean (i) an action of the Executive which constitutes a willful and material breach of, or willful and material failure or refusal (other than by reason of his disability or incapacity) to perform his duties under, this Agreement that is not cured within forty-five (45) days after receipt by the Executive of written notice of same, (ii) fraud, embezzlement or misappropriation of funds during the Term of Employment, or (iii) a conviction of any crime during the Term of Employment which involves dishonesty or a breach of trust or involves the Company or its executives. Any termination for Cause shall be made by written notice to the Executive, which shall set forth in reasonable detail all acts or omissions upon which the Company is relying for the termination. The Executive shall have the right to address the Board regarding the acts or omissions set forth in the notice of termination. Upon any termination pursuant to this Section 5.1, the Company shall (i) pay to the Executive any unpaid Base Salary and earned but unused vacation time through the date of termination, (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of Executive's employment with the Company in accordance with
Section 3.2(b).

            5.2   Disability.

                  a. In the event the Executive becomes disabled and shall be unable, or fail, to perform the essential functions of his position with or without reasonable accommodation, for any period of forty-five (45) days or more, the Company shall have the option, in accordance with applicable law, to terminate this Agreement upon written notice to the Executive. Upon termination pursuant to this Section 5.2, the Company shall (i) pay to the Executive any unpaid Base Salary and earned but unused vacation time through the effective date of termination specified in such notice, (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of termination of the Executive's employment with the Company in accordance with Section 3.2(b), and (iii) pay to the Executive a severance payment equal to nine (9) months of the Executive's Base Salary in effect at the time of the termination of the Executive's employment with the Company.

                  b. For purposes of this Section 5.2, the Executive shall be considered Disabled or to be suffering from a Disability if the Executive is unable, after any reasonable accommodations required by the Americans with Disabilities Act or any applicable state law, to perform the essential functions of his position because of a physical or mental impairment. In the absence of agreement between Company and the Executive, whether the Executive is Disabled or suffering from a Disability (and the date as of which Executive became Disabled) will be determined by a licensed physician selected by Company. If a licensed physician selected by the Executive disagrees with the determination of the physician selected by Company, the two (2) physicians shall select a third
(3rd) physician. The decision of the third (3rd) physician concerning the Executive's Disability then shall be binding and conclusive on all interested parties.

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            5.3   Death. Upon the death of the Executive during the Term of
Employment, the Company shall pay to the estate of the deceased Executive (i) any unpaid Base Salary and earned but unused vacation time through the Executive's date of death and (ii) any accrued but unpaid Incentive Compensation for any Bonus Period ending on or before the Executive's date of death in accordance with Section 3.2(b).

            5.4   Termination Without Cause

                  a. At any time the Company shall have the right to terminate the Term of Employment without cause by providing written notice not less than sixty (60) days prior to the termination date, to the Executive. Upon any termination pursuant to this Section 5.4, or in the event the Company elects not to renew the Agreement at the end of the Initial or any Renewal Term (except if the non-renewal is for cause pursuant to Section 5.1), the Company shall (i) pay to the Executive any unpaid Base Salary and earned but unused vacation time through the date of termination specified in the notice, (ii) pay to the Executive the accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of the Executive's employment with the Company in accordance with Section 3.2(b), (iii) continue to pay the Executive's Base Salary in effect at the time of the termination for a period (the "Continuation Period") of twelve (12) months following the termination of the Executive's employment with the Company, in the manner and at such times as the Base Salary otherwise would have been payable to the Executive, and (iv) continue to provide the Executive with the benefits he was receiving under Section 4.1 hereof (the "Benefits") through the end of the Continuation Period in the manner and at such times as the Benefits otherwise would have been payable or provided to the Executive. Further, all of Executive's Stock Options in the Company, including, without limitation, the Stock Options, shall continue to vest through the end of the Continuation Period in the same manner and to the same extent as if his employment hereunder terminated on the last day of the Continuation Period.

                  b. In the event that the Company is unable to provide the Executive with any health-related Benefits required hereunder by reason of the termination of the Executive's employment, coverage shall be continued under COBRA beginning the first day of the month following the effective termination date and shall continue for the duration of the Continuation Period and the Company shall be responsible for paying the full cost of the COBRA premium directly to the insurance carrier.

            5.5   Termination by Executive

                  a. The Executive shall at all times have the right, by written notice not less than (30) days prior to the termination date, to terminate the Term of Employment.

                  b. Upon termination of the Term of Employment pursuant to this
Section 5.5 by the Executive without Good Reason (as defined below), the Company shall pay to the Executive any unpaid Base Salary and earned but unused vacation time through the effective date of termination specified in the notice.

                  c. Upon termination of the Term of Employment pursuant to this
Section 5.5 by the Executive for Good Reason, the Company shall pay to the Executive the same

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amounts, and shall continue to compensate for Benefits in the same amounts, that would have been payable or provided by the Company to the Executive under
Section 5.4 of this Agreement if the Term of Employment had been terminated by the Company without Cause.

                  d. For purposes of this Agreement, "Good Reason" shall mean
(i) the adjustment downward of the Executive's compensation and/or benefits as provided for by Section 3 of this Agreement; and (ii) any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive. "Good Reason" shall not exist as a result of a change in the Executive's job duties or job title.

            5.6   Change in Control of the Company

                  a. Unless Executive elects to terminate this Agreement pursuant to subparagraph c below, Executive understands and acknowledges that the Company may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of the Company hereunder or that the Company may undergo another type of Change in Control. The Executive hereby acknowledges and agrees that the Executive shall have no right to terminate this Agreement for a period of one year following the date of a Change in Control. In the event such a merger or consolidation or other Change in Control is initiated prior to the end of the Initial or any Renewal Term, then the provisions of this Section 5.6 shall be applicable.

                  b. In the event of a pending Change in Control wherein the Company and/or the Executive has not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of the Company's business and/or assets that such successor is willing as of the closing to assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company is hereby required to perform, then such Change in Control shall be deemed to be a termination of this Agreement by the Company without Cause during the Term of Employment and the applicable portions of Section 5.4 hereof will apply.

                  c. In any Change in Control situation, Executive may, at his sole discretion, elect to terminate this Agreement at any time on or after the one-year anniversary of the date of the Change in Control by providing written notice to the Company and/or a successor to all or a substantial portion of the Company's business and/or assets at least (30) days prior to the anticipated termination date. In such case, or in the event that the Company and/or its successor terminates the Executive after a Change in Control for any reason, the applicable provisions of Section 5.4 hereof will apply as though the Company had terminated the Agreement without Cause during the Term of Employment.

                  d. For purposes of applying this Section 5 under the circumstances described in (b) above, the effective date of termination will be the closing date of the transaction giving rise to the Change in Control and all compensation, reimbursements and lump-sum payments due Executive must be paid in full by the Company at or prior to such closing.

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                  e.    A "Change in Control" shall mean a change in control of
a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulations 14A promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement, or if Item 6(e) is no longer in effect, any regulations issued by the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, which serve similar purposes; provided further that, without limitation, a Change in Control shall be deemed to have occurred if and when:

                        i. a public offering of the Common Stock of the Company registered under the Securities Act of 1933, as amended, and/or any other applicable securities laws, is made,

                        ii. the stockholders of the Company shall approve a merger, consolidation, recapitalization, stock purchase or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transactions if stockholder approval is not obtained, other than any such transaction which would result in at least seventy-five percent (75%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least seventy-five (75%) of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or

                        iii. the stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company's assets to another person or entity which is not a wholly-owned subsidiary of the Company (i.e., fifty percent (50%) or more of the total assets of the Company).

                  f. The Executive shall be notified in writing by the Company at any time that the Company or any member of its Board anticipates that a Change in Control may take place.

                  g. In the event that a Change in Control occurs and any payments made to the Executive hereunder, or pursuant to any plan, program or policy of the Company in connection with, on account of, or as a result of, such Change in Control constitute "excess parachute payments" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), subject to the excise tax imposed by Section 4999 of the Code, or any successor sections thereof, the Executive shall receive from the Company or its successor, in addition to any other amounts payable under this Agreement, a lump-sum payment equal to the amount of (i) such excise tax, and (ii) the federal and state income taxes payable by the Executive with respect to any payments made to the Executive under this subparagraph (g). Such amount will be due and payable by the Company or its successor within ten (10) days after the Executive deliv-

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ers a written request for reimbursement accompanied by a copy of his tax return(s) showing the excise tax actually incurred by the Executive.

      6.    Invention Disclosure and Assignment.

            6.1 Disclosure. Executive will, without further consideration, disclose immediately in writing to Company each and every invention or improvement, whether or not patentable, copyrightable, or protectable as a trade secret, that Executive may make or conceive, either solely or jointly with others, during the Initial Term and the Renewal Terms of this Agreement and which results from any work for Company, any use of Company's premises or property, or any use of the Company information or other resources. The foregoing shall be referred to as a "Company Invention/Improvement," and each Company Invention/Improvement shall be Company's sole property, free from any legal or equitable title of Executive, and all necessary documents for perfecting title of a Company Invention/Improvement shall be executed by Executive without further consideration and delivered to Company on demand. Company Invention/Improvement shall include, but not be limited to, all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter and trade secrets. In addition, Executive acknowledges and agrees that any copyrightable works prepared by Executive within the scope of his employment are "works for hire" under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.

            6.2 Cooperation. Executive shall promptly review, sign and return all documents, communicate all pertinent information and do anything else reasonably requested by Company in order to transfer all rights to any Company Invention/Improvement to Company or its nominee and to help Company apply for, obtain, modify, defend, enforce or transfer or otherwise assist Company in the complete enjoyment of its patent, trade secret, copyright and comparable rights for such anywhere in the world. Executive will be reimbursed for any reasonable expenses actually incurred to comply with the foregoing. Executive will not be entitled to further consideration for services rendered or fights transferred according to this section, except that if the Executive is no longer providing services to Company when services according to this section are rendered, Executive shall be entitled to receive reasonable compensation for the time reasonably required to render these services.

            6.3 Notice. Executive agrees to notify Company in writing before making any disclosure, or performing or causing to be performed any work for or on behalf of Company which appears to conflict or threaten to conflict with (a) rights claimed by such Executive in an Invention or idea conceived by Executive or others prior to Executive's relationship with Company or otherwise outside the scope of these terms and conditions, or (b) rights of others arising out of obligations incurred by Executive prior to Executive's relationship with Company or in connection with his employment, or otherwise outside the scope of these terms and conditions. If Executive fails to give notice under the circumstances specified in the foregoing, Company may assume that no such conflicting invention or idea exists, and Executive agrees that Executive will make no claim against Company with respect to the use of any such invention or idea in any form for any work which Executive performs for or on behalf of Company.

            6.4 Confidential Information and Non-Disclosure. All confidential information which Executive may now possess, may obtain during the Initial Term or any subsequent

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Renewal Term, or may create at any time while he is still employed by Company, relating to the business of the Company, its predecessor and any customer or supplier of the Company or its predecessor, shall not be published, disclosed or made accessible by him to any other person, firm or corporation during the Initial Term or any subsequent Renewal Term or any time thereafter without the prior written consent of the Company; provided, however, information shall not be deemed confidential information if such information was generally publicly available prior to the receipt thereof by Executive or subsequently becomes generally available through no fault of Executive. Upon request, Executive shall return all tangible evidence of such confidential information and all other Company property, including, but not limited to, files (including electronic files), equipment, computer software, computer hardware, notebooks, reports, letters, manuals, drawings, blue prints, schematics, keys, pagers, telephones, credit cards and copies thereof, to the Company prior to or at the termination of his employment.

      7.    Non Competition; Non-Solicitation.

            7.1 No Conflict of Interest. During the term of Executive's employment with Company, Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, Executive, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive's employment with Company, as may be determined by the Company in its sole discretion. If Company believes such a conflict exists during the term of this Agreement, Company may ask Executive to choose to discontinue the other work or resign employment with Company. In addition, Executive agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company's prior written consent, during the term of Executive's employment.

      8.    Post-Termination Non-Competition.

            8.1 Consideration For Promise to Refrain From Competing. Executive agrees that Executive's services are special and unique, that Company's disclosure of confidential, proprietary information and specialized training and knowledge to Executive, and that Executive's level of compensation and benefits and post-termination severance, as applicable, are partly in consideration of and conditioned upon Executive not competing with Company. Executive acknowledges that such consideration for Executive's services under this Agreement is adequate consideration for Executive's promises contained within this Section 8.

            8.2 Promise To Refrain From Competing. Executive understands Company's need for Executive's promise not to compete with Company is based on the following: (a) Company has expended, and will continue to expend, substantial time, money and effort in developing its proprietary information;
(b) Executive will, in the course of Executive's employment, develop, and be personally entrusted with and exposed to such proprietary information; (c) both during and after the term of Executive's employment, Company will be engaged in the highly competitive casual dining industry; (d) Company provides services nationally and may provide services internationally in the future; and (e) Company will suffer great loss and irreparable harm if Executive were to enter into competition with Company. Therefore, in exchange for the con-

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sideration described in Sections 3 and 4 above, Executive agrees that for a period commencing on the Effective Date and ending eighteen (18) months after termination of Executive's employment with the Company (the "Covenant Period"), Executive will not either directly or indirectly, whether as a owner, director, officer, manager, consultant, agent or Executive: (i) work for a competitor, which is defined to include any company in the business of preparation and distribution of Contemporary American or Pacific Island restaurant concepts similar to the Company and featuring a Sushi Bar existing during the Covenant Period, within a twenty five (25) mile radius of any Kona Grill or any planned location of such restaurants ("Restricted Business"); or (ii) make or hold any investment in any Restricted Business in the United States, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 5% of the listed or traded stock of any publicly held corporation. For purposes of this Section 8, the term "Company" shall mean and include Company, any subsidiary or affiliate of Company, any successor to the business of Company (by merger, consolidation, sale of assets or stock or otherwise) and any other corporation or entity of which Executive may serve as a director, officer or Executive at the request of Company or any successor of Company.

            8.3 Reasonableness of Restrictions. Executive represents and agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this Section 8 are reasonable, do not impose a greater restraint than is necessary to protect the goodwill and business interests of Company, and are not unduly burdensome to Executive. Executive expressly acknowledges that Company competes on a nationwide basis and that the geographical scope of these limitations is reasonable and necessary for the protection of Company's trade secrets and other confidential and proprietary information. Executive further agrees that these restrictions allow Executive an adequate number and variety of employment alternatives, based on Executive's varied skills and abilities. Executive represents that Executive is willing and able to compete in other employment not prohibited by this Agreement.

            8.4 Reformation if Necessary. In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Section 8 and its subsections is unenforceable, the restrictions under this section and its subsections shall not be terminated but shall be reformed and modified to the extent required to render them valid and enforceable. Executive further agrees that the court may reform this Agreement to extend the period of this covenant not to compete by an amount of time equal to any period in which Executive is in breach of this covenant.

      9.    Nonsolicitation.

            9.1 Nonsolicitation of Customers or Prospects. Executive acknowledges that information about Company's customers is confidential and constitutes trade secrets. Accordingly, Executive agrees that during the Covenant Period, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.

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            9.2   Nonsolicitation of Company's Executives. Executive agrees that during the Covenant Period, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's business by soliciting, encouraging or attempting to hire any of Company's Executives or causing others to solicit or encourage any of Company's Executives to discontinue their employment with Company.

      10. Injunctive Relief. Executive acknowledges that Executive's breach of the covenants contained in Sections 6, 7, 8, 9, and 10 (collectively "Covenants") would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

      11. Agreement to Arbitrate. To the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for injunctive relief pursuant to Section 11 above are excluded. For the purpose of this agreement to arbitrate, references to "Company" include all parent, subsidiary, or related entities and their Executives, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Executive's claims arise out of or relate to their actions on behalf of Company.

            11.1 Consideration. The mutual promise by Company and Executive to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

            11.2 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

            11.3 Arbitration Procedure. The arbitration will be conducted in Phoenix, Arizona by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association ("AAA"). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Arizona, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

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            11.4  Costs of Arbitration. Each party shall bear their own costs for all expenses relating to the arbitration.

      12.   General Provisions.

            12.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement.

            12.2 Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

            12.3 Attorneys' Fees. Each side will bear its own attorneys' fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys' fees to the prevailing party.

            12.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

            12.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Furthermore, Executive acknowledges that Executive has had an opportunity to draft, review, and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Agreement.

            12.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Arizona. Each party consents to the jurisdiction and venue of the state or federal courts in Phoenix, Arizona, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

            12.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

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            12.8  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

      13. Survival. Sections 8 ("Post-Termination Non-Competition"), 9 ("Nonsolicitation"), 10 ("Injunctive Relief"), 11 ("Agreement to Arbitrate"), 12 ("General Provisions") and 14 ("Entire Agreement") of this Agreement shall survive Executive's employment by Company.

      14. Entire Agreement. This Agreement, the attached exhibits, and any documents related to Executive's stock options, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the President of Company. To the extent that the terms of this Employment Agreement conflicts with the Restricted Stock Grant Agreement, the terms of this Agreement shall control. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                          KONA GRILL, INC.

                                          By: /s/ Chandler
                                              -------------------------------
                                          Name: Chandler
                                          Title: President

                                          EXECUTIVE:

                                          /s/ Jason Merritt
                                          -----------------------------------
                                          Jason Merritt

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